EXHIBIT 10.35

SERVICES AGREEMENT

     This SERVICES AGREEMENT (“Agreement”) is entered into as of June 20, 2005 (the “Effective Date”), by and between IntraBiotics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Hickey & Hill, Inc., a California corporation (“H&H”).

RECITALS:

     WHEREAS, the Company desires to engage H&H to provide the Company with certain administrative and financial consulting services set forth on Exhibit A attached hereto (collectively, the “Services”).

     WHEREAS, H&H desires to provide such Services on the terms and subject to the conditions as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants expressed herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Services.

     A. Subject to the terms and on the conditions contained herein, H&H will use commercially reasonable efforts to provide to the Company the Services, which shall be provided on a continuous basis without specific request. In performing the Services, H&H shall comply with all applicable laws, rules and regulations, including without limitation, the rules and regulations of the SEC, Nasdaq, and applicable tax authorities, and the Company’s Certificate of Incorporation and Bylaws. In addition, H&H shall follow all policies and procedures approved by the Company’s Board of Directors (the “Board”) or any committee of the Board.

     B. The parties agree that Mr. Denis Hickey (“Mr. Hickey”) shall be appointed by the Company’s Board of as the Chief Executive Officer and the Chief Financial Officer of the Company. Mr. Hickey shall serve at the pleasure of the Board and may be removed, with or without cause, at any time by the Board. Such removal shall not result in the termination of this Agreement unless such termination occurs as provided in Section 4.B. The Company and Mr. Hickey shall execute and deliver the Company’s standard form of officer indemnification agreement as set forth on Exhibit B attached hereto and he shall be covered by the Company’s D&O insurance policy.

2. Information; Confidentiality.

     A. In connection with H&H’s activities on the Company’s behalf, the Company will furnish H&H with all information and data concerning the Company (the “Information”) which H&H may reasonably request, will provide H&H with access to the Company’s directors, consultants, independent accountants and legal counsel, and will otherwise cooperate fully with H&H in order to facilitate H&H’s performance of the Services.

     B. H&H shall not, and shall cause its directors, officers, employees, agents (including Mr. Hickey) and representatives (collectively with H&H, the “Restricted Parties”) not to, directly or indirectly, disclose to any person or entity, any confidential information acquired by any Restricted Party during the course of or as an incident to H&H’s performance of the terms of this Agreement, relating to the Company or the Services H&H is performing for the Company, including, but not limited to, proprietary technology, operating procedures, financial statements or other financial information, trade secrets, know-how, and forecasts, competitive analyses, the substance of agreements, and any other documents embodying such confidential information (including, without limitation, the Information) (collectively, the “Confidential Information”). The foregoing restrictions and obligations under this paragraph shall not apply to any confidential information that is or becomes generally available to the public or business community other than as a result of a disclosure by any Restricted Party and shall not apply to any information disclosed to the extent disclosure is required by applicable law or in connection with the performance of the Services by H&H.

3. Compensation for Services; Expenses.

     A. In consideration of the performance of the Services by H&H set forth in Section 1 above, the Company shall pay to H&H the following:

          (i) a one-time fee of $20,000, payable promptly following execution of this Agreement which includes the performance of the Services during the month of June; and

          (ii) a monthly fee of $9,000 beginning in July, 2005, payable monthly on the last day of each calendar month that this Agreement is in effect.

     B. In addition to the fees described in Section 3.A above, the Company agrees to reimburse H&H, upon request from time to time, for all reasonable and documented out-of-pocket expenses incurred by H&H in connection with the matters contemplated by this Agreement. The Company shall also reimburse H&H for reasonable legal fees incurred by it in connection with the review of this Agreement, not to exceed $1,000.

4. Term and Termination.

     A. This Agreement shall remain in effect until the first anniversary of the Effective Date unless terminated earlier under this Section 4. Section 2.B shall survive the termination of this Agreement for a period of one year and Section 6 shall survive the termination of this Agreement.

     B. The Company or H&H may terminate this Agreement immediately if the other party breaches its obligations hereunder and fails to cure such breach within ten

(10) days following written notice thereof. In addition, the Company may terminate this Agreement upon thirty (30) days’ written notice of termination to H&H. H&H may terminate this Agreement upon ninety (90) days written notice of termination to the Company.

     C. Upon termination of this Agreement, H&H shall promptly return to the Company all Confidential Information.

5. Independent Contractor; Relationship of the Parties.

     Nothing herein shall be deemed to constitute any Restricted Party to be the employee or agent of the Company. H&H shall be an independent contractor and shall have responsibility for and control over the details and means of performing the Services.

6. Indemnification

     A. The Company agrees to indemnify and hold harmless H&H and its officers, directors, employees, agents and shareholders (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements incurred by any of the Indemnitees (“Losses”) and any and all actions, suits, proceedings and investigations in respect thereof against any of the Indemnitees (“Actions”) that directly or indirectly, are caused by, related to, based upon, arise from, or are in connection with the performance of the Services, except to the extent that any such Losses or Actions are caused by the gross negligence or willful misconduct of the respective Indemnitee.

     B. Promptly after receipt by an Indemnitee of notice of the commencement of any Action for indemnification is sought hereunder, such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume the defense thereof. The failure to deliver written notice to the Company shall not relieve the Company of any liability to the Indemnitee under this Section except the Company was materially prejudiced by such failure. The Company shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each of the Indemnitees a release from all liability in respect to such Action.

7. Amendments, Etc.

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement nor consent to any departure by a party therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged (a) in the case of a waiver or modification, signed by the parties, and (b) in case of a waiver, termination or discharge, signed by the party granting or effecting the same. Each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the parties.

8. Notices.

     All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth on the signature pages hereto or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by telex, telecopy or facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder shall be deemed to be effective (i) if delivered by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the third business day following the day such mailing is made.

9. Further Assurances.

     Each of the parties hereto agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

10. Severability.

     If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdictions then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible, and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11. No Third Party Beneficiaries.

     Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto; provided, however, that the provisions of Section 6 are intended for the benefit of the Indemnified Parties.

12. Governing Law; Jurisdiction.

     This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflicts of law. Each of the parties irrevocably submits to the exclusive jurisdiction of any courts of the State of California or the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against it.

13. Entire Agreement.

     This Agreement constitutes, on and as of the date hereof, the entire agreement of the parties with respect to the subject matter hereof, an all prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such subject matter are hereby superseded in their entirety.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Services Agreement as of the date first above written.

INTRABIOTICS PHARMACEUTICALS,
INC., a Delaware corporation

By:	/s/ Greg W Schafer

Its:	CFO

Address:	2483 East Bayshore Road
Suite 100
Palo Alto, CA 94303

HICKEY & HILL, INC., a California
corporation

By:	/s/ Larry Hill

Its:	President

Address:	1009 Oak Hill Road
Suite 201
Lafayette, CA 94549

EXHIBIT A

SERVICES

1.	Review of and familiarization with the Company and its records, transfer of the Company’s records to H&H’s offices, and set up of accounting systems and files.

2.	Manage the administration of the Company, including without limitation:

•	Make available the services of Mr. Hickey as the Company’s Chief Executive Officer and Chief Financial Officer of the Company, as contemplated by Section 1.B of the Agreement

•	Prepare and file the Company’s SEC filings and certifications, including, without limitation: Forms 10-Q and 10-K (including the preparation and execution of the officer certifications required pursuant to Sarbanes-Oxley in connection therewith), Forms 8-K, Proxy Statements, Annual Report, Forms 3, 4, 5, as required

•	Communicate with the Company’s counsel and independent public accountants re the SEC filings and other appropriate matters

•	Communicate with the board of directors as necessary or desirable, not less than monthly and with interim updates as requested by the board

•	Make quarterly presentations to board of directors and committees

•	Organize and hold the Company’s Annual Stockholders’ Meeting

•	Communicate with SEC and Nasdaq and make appropriate filings, as necessary or appropriate

•	Implement the year-end audit and related certifications

•	Manage monthly accounts payables

•	Close and reconcile monthly financial accounts

•	Direct external investment manager

•	Oversee stockholder communications and provide investor relations functions

•	Perform other management activities necessary or appropriate or as requested by the board of directors

3.	Transition accounting system

4.	Terminate 401(k) plan and make required filings in connection with the termination

5.	Terminate health plans and other benefit plans and make required filings

6.	Compile, sign and file all required tax returns

7.	Maintain required insurance, and renew same

8.	Perform all human resources functions

9.	Communicate with the board of directors, attorneys and other parties as requested by the board in connection with the class action lawsuit, administer the payment of legal fees and expenses by the Company’s D&O Insurance provider in connection with the lawsuit and respond to discovery requests; provided, however, that H&H will not be required to devote more than 40 hours per month to responding to discovery requests.

10.	Provide office space for the foregoing activities

EXHIBIT B

FORM OF INDEMNIFICATION AGREEMENT